Exhibit 99.1

Cerus Corporation Announces Positive Topline Results for the Phase 3 Clinical Trial of the INTERCEPT Blood System for Red Blood Cells in Cardiovascular Surgery Patients

Trial met the primary efficacy endpoint demonstrating non-inferiority of the incidence of acute kidney injury for INTERCEPT Red Blood Cells compared to conventional red blood cells

CONCORD, CA, March 19, 2024 - Cerus Corporation (Nasdaq: CERS) today announced positive topline results for ReCePI, a pivotal Phase 3 clinical trial of pathogen reduced INTERCEPT Red Blood Cells (INTERCEPT RBCs) transfused to complex cardiac surgery patients. The trial met its primary efficacy endpoint, demonstrating non-inferiority for INTERCEPT RBCs compared to conventional RBCs as measured by the incidence of acute kidney injury (AKI) following transfusion of study RBCs. AKI is a sensitive transfusion efficacy indicator of RBC tissue oxygen delivery. In transfused subjects, by modified intent to treat (mITT pre-specified primary endpoint population) the incidence of AKI was 29.3% (46/157) for INTERCEPT RBC recipients compared to 28.0% (45/161) for conventional RBC recipients, demonstrating non-inferiority of INTERCEPT RBCs compared to conventional RBCs with an upper limit of the 95% confidence interval of 10.4% compared with a non-inferiority margin of 14.0% (p = 0.001).

The safety endpoint of the proportion of patients with any related treatment-emergent adverse events (TEAEs) within 28 days of last transfusion was not significantly different for INTERCEPT RBCs (2.5%) compared to conventional RBCs (0.6%) (p = 0.130). There was no clinical significance related to treatment-emergent RBC antibodies observed in five patients receiving INTERCEPT RBCs. The trial’s independent Data Safety and Monitoring Board (DSMB) evaluated these patients and was supportive of continued transfusion, having found no adverse health effects from trial transfusions. This safety endpoint is also being explored in the Company’s ongoing RedeS Phase 3 clinical trial of INTERCEPT RBCs. Cerus plans to include data from both the ReCePI and RedeS clinical trials in an integrated safety analysis as part of its planned modular premarket approval (PMA) submission.

“We are extremely pleased by the positive topline results of the ReCePI clinical trial,” stated Richard Benjamin, M.D., Ph.D., Cerus’ chief medical officer and principal investigator for the ReCePI clinical trial. “The ReCePI clinical trial is a pioneering trial in the field of transfusion medicine, providing critical information about pathogen reduced INTERCEPT RBCs compared to conventional RBCs. We continue to look forward to completing the RedeS clinical trial, Cerus’ ongoing pivotal Phase 3 clinical trial for INTERCEPT RBCs enrolling a broader patient population requiring RBC transfusion for acute and chronic anemia.”

“Today’s news from the ReCePI clinical trial is an important milestone for the INTERCEPT RBC program,” stated William “Obi” Greenman, Cerus’ president and chief executive officer.

“We are now one meaningful step closer to potentially making pathogen reduction available for RBCs, the most commonly transfused blood component in the U.S., with approximately 11 million transfused units annually. If approved, pathogen reduced RBCs would complement our existing commercial portfolio of INTERCEPT Systems for Platelets, Plasma, and Fibrinogen Complex, providing clinicians and patients access to the benefits of pathogen inactivation across all transfused components. We are grateful to all the patients, blood centers, and physicians who participated in the ReCePI clinical trial.”

Cerus anticipates initiating a modular PMA application to the U.S. Food and Drug Administration (FDA) in the second half of 2025, with the final PMA module submission planned for the second half of 2026, upon the anticipated completion of the RedeS clinical trial. Data from preclinical studies, manufacturing information, previously reported Phase 1 and Phase 2 clinical trials in the U.S., and the successfully completed Phase 3 clinical trials in the EU (STARS and SPARC) will be included in the modular PMA submission.

Cerus expects the data from the ReCePI clinical trial to be presented at upcoming medical conferences as well as to be submitted for peer reviewed publication.

Webcast

The Company will host a webcast at 9:00 A.M. EDT this morning, during which management will discuss the results of the ReCePI clinical trial. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir.

A replay will be available on Cerus’ website approximately three hours after the call through April 2, 2024.

ABOUT ReCePI

The ReCePI Phase 3 clinical trial was a prospective, multicenter, randomized, double-blinded, controlled, non-inferiority design trial (ClinicalTrials.gov: NCT03459287) to evaluate the efficacy and safety of RBCs prepared with the INTERCEPT RBC System in patients requiring transfusion for acute blood loss during complex cardiac surgery. Adult subjects at high risk of need for RBC transfusion received either conventional (control) or INTERCEPT RBCs during and for 7 days after complex cardiovascular surgery (CVS), including thoracic aorta surgery. The primary efficacy endpoint was the proportion of transfused patients with acute kidney injury (AKI) defined by increased serum creatinine (≥0.3 mg/dL or 26.5 µmol/L) from pre-transfusion baseline, within 48 hours of surgery. Safety endpoints were defined as related TEAEs through 28 days after enrollment; or antibodies with confirmed specificity to INTERCEPT RBCs through 75 days after enrollment. The ReCePI trial enrolled and randomized a total of 581 patients across 18 clinical study sites. The mITT population included 321 patients requiring RBC transfusions in the trial. Not all enrolled patients required RBC transfusion. INTERCEPT RBCs used in the ReCePI trial were produced by several blood centers in the U.S.

The development program of the INTERCEPT Red Blood Cell System has been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; BARDA, under contract number HHSO100201600009C.

ABOUT THE INTERCEPT BLOOD SYSTEM FOR RED BLOOD CELLS

The INTERCEPT Blood System for Red Blood Cells is designed to inactivate blood-borne pathogens and donor leukocytes in RBCs intended for transfusion. The RBC system is designed to prevent pathogen replication by using a small molecule compound added to RBC concentrates to form bonds within nucleic acids in pathogens and leukocytes that may be present in donated RBC collections. The nucleic acid targeted mechanism of action is designed to preserve the therapeutic qualities of the RBCs. RBCs, platelets, and plasma do not require nucleic acid replication for therapeutic efficacy. The RBC system is under development and is not yet approved anywhere in the world. Cerus has filed for a CE Mark for the RBC system under the Medical Device Regulation and anticipates initiating a modular PMA application submission to the FDA in the second half of 2025.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to: the therapeutic and commercial potential of INTERCEPT RBCs, including Cerus potentially making pathogen reduction available for RBCs; Cerus’ planned modular premarket approval (PMA) submission and the anticipated timing thereof, including Cerus’ plan to include data from both the ReCePI and RedeS clinical trials in an integrated safety analysis as part of its planned modular PMA submission; the anticipated completion of the RedeS clinical trial and the anticipated timing thereof; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the uncertain and time-consuming development and regulatory process, including the risks that (a) the topline results reported herein and related findings and conclusions are subject to change following a more comprehensive review of the data from the ReCePI clinical trial, (b) Cerus’ planned modular PMA submission for INTERCEPT RBCs may be delayed or may not occur for a variety reasons, including those outside of the control of Cerus, (c) Cerus may be unable to report data from its RedeS clinical trial in a timely manner or at all and that even if reported, such data may not be supportive of Cerus’ planned modular PMA submission for INTERCEPT RBCs, (d) even if submitted, Cerus’ planned modular PMA submission for INTERCEPT RBCs may not be accepted by the FDA for review in a timely manner or at all or if accepted for review, may not be approved by the FDA in a timely manner or at all, (e) Cerus’ expectation that, if Cerus’ planned modular PMA submission for INTERCEPT RBCs is approved, the FDA would require a post marketing study, (f) Cerus may be unable to obtain CE Mark approval of INTERCEPT RBCs in a timely manner or at all, and (g) Cerus may otherwise be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks related to product safety, including the occurrence of antibody reactivity to INTERCEPT RBCs; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving impact of macroeconomic developments, including the ongoing military conflicts in Ukraine and Israel, rising interest rates, inflation and the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its supply agreements with its third party suppliers; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction is safe, effective and economical; risks associated with Cerus’ need for additional funding; risks associated with macroeconomic developments, including ongoing military conflicts in Ukraine and Israel and the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations; and other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC March 5, 2024. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Jessica Hanover – Vice President, Corporate Affairs
Cerus Corporation
925-288-6137